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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to Form 10 of our report dated July 2, 1997, with respect to the combined financial statements and schedule of PriceSmart, Inc. appearing in this Information Statement dated August 1, 1997.

Our audits also included the financial statement schedule of PriceSmart, Inc. listed in Item 15(a). This schedule is the responsibility of PriceSmart, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                             ERNST & YOUNG LLP


San Diego, California
July 31, 1997